Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of August, 2025 (the “Effective Date”) by and between CoreCivic, Inc. (“Company”) and Damon T. Hininger (“Executive”).

WHEREAS, Executive is currently employed by the Company or one of its Affiliates or Subsidiaries (collectively with the Company, the “Company Group”), subject to that certain Amended and Restated Executive Severance and Change in Control Plan effective as of July 25, 2025 (the “Severance Plan”), and the accompanying Confidentiality, Intellectual Property Rights and Non-Competition Restrictive Covenants Agreement of even date therewith (the “RCA”); and

WHEREAS, the Company agrees to continue or otherwise cause to continue Executive’s employment with the Company Group throughout the Transition Period on a full-time basis and provide certain benefits thereafter pursuant to the terms set forth herein and, in return, Executive is willing to accept such employment, waive Executive’s rights under the Severance Plan, and provide the Company with a full release of claims and other good and valuable consideration in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties covenant and agree as follows:

1. Transition Period. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company to provide the duties set forth herein, beginning on January 1, 2026 (the “Transition Commencement Date”) and ending on March 31, 2027, unless this Agreement is earlier terminated as set forth herein (the “Transition Period”), upon the terms and subject to the conditions set forth herein.

2. Termination.

(a) Termination Events. This Agreement may be terminated by the Company or Executive, as the case may be, under the following circumstances:

(i)

The Company may terminate this Agreement for Cause upon action of the Board of Directors of the Company (the “Board”) at any time and in the Board’s sole discretion, subject to any prior notice requirements set forth in the definition of Cause.

(ii)	Executive may voluntarily terminate this Agreement for any reason or no reason, upon ninety (90) days prior written notice to the Company.

(iii)	The parties may mutually agree to terminate this Agreement without Cause on such date as may be mutually agreed.

(b) Effect of Termination. In the event of a termination of this Agreement pursuant to Section 2(a), Executive shall not be entitled to the rights and payments set forth in this Agreement other than the Accrued Amounts, and the Company shall not have any further obligations following the Termination Date other than the payment of the Accrued Amounts.

3. Duties. During the Transition Period, Executive will serve as a Special Advisor to the Chief Executive Officer & Chairman of the Board of Directors (the “CEO”), on a full-time basis, and shall perform and discharge faithfully the duties and responsibilities which may be assigned by the CEO or the Board to the Executive from time to time in connection with the conduct of the Company Group’s and Board’s business, which shall include, without limitation, (a) prior to the Transition Commencement Date, the continuation of his present duties as Chief Executive Officer of the Company Group, and (b) during the Transition Period, providing expertise, insight and guidance in support of the new Chief Executive Officer and related assistance in furtherance of a smooth transition of the Company’s leadership. The Executive shall report to the Board and the CEO. The Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement and all applicable work policies, procedures and rules of the Company. The Executive also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder. For the period from the Effective Date through the Transition Date, the Company will provide Executive with access to Company premises and administrative support consistent with past practice. During the Transition Period, the Company will provide the Executive with access and technical and administrative support reasonably sufficient to allow the Executive to perform his duties hereunder, which is anticipated to include (i) computer hardware of the type currently used by the Executive; (ii) a Company email account; (iii) access to an executive administrative assistant for purposes of scheduling Company-related matters; (iv) IT support for the Executive’s hardware and software, including with respect the Executive’s personal devices to the extent they are used for Company matters; (v) mail forwarding services; and (v) key-card access to Company facilities.

4. Compensation & Benefits.

(a) Benefits. During the Transition Period, Executive will continue to be a benefits-eligible employee in plans that are applicable generally to senior executive officers of the Company (“Peer Executives”), subject to the terms of the applicable benefit plan or arrangement.

(b) Compensation.

(i)

Base Salary. During the Transition Period, Executive will continue to receive Executive’s current base salary as in effect as of December 31, 2025 (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices.

(ii)	Annual Cash Bonus.

(A)

2026 Annual Cash Bonus. Executive will be entitled to receive one hundred percent (100%) of Executive’s 2026 annual cash bonus (for the twelve-month performance period ending December 31, 2025) under the Company’s annual cash incentive plan to the extent determined to be earned in the ordinary course by the Company, provided that, Executive is employed and in good standing on the Transition Commencement Date. Such annual cash bonus, if any, shall be paid on the same date on which Peer Executives are paid the annual cash bonus, but in all events in the 2026 calendar year.

(B)

2027 Annual Cash Bonus. Executive shall not be entitled to receive any annual cash bonus for the twelve-month performance period ending December 31, 2026 or for any period of service during the calendar year ending December 31, 2026.

(iii)

Existing Equity Awards. Notwithstanding anything to the contrary in this Agreement, Executive’s existing equity awards will continue to be in effect pursuant to the terms set forth in the applicable award agreement and the Company’s Amended and Restated 2020 Stock Incentive Plan (together, the “Equity Awards”), and Executive’s continuing service pursuant to this Agreement shall be considered as continuing employment or other service providing capacity pursuant to such Equity Awards.

(iv)	New Equity. Executive will not be entitled to and will not receive any new equity awards during the Transition Period.

(v)

Reimbursable Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive during the Transition Period in the performance of the Executive’s services under this Agreement, including for the avoidance of doubt, reasonable expenses incurred in connection with Executive maintaining an offsite office. All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Transition Period to be eligible for reimbursement. The Executive shall follow the Company’s expense procedures that generally apply to Peer Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to Peer Executives.

(vi)

Reimbursable Other Expenses. During the Transition Period, the Executive shall receive reasonable tax preparation assistance and legal assistance related to Executive’s transition of responsibility to the CEO at the Company’s cost during the Transition Period.

5. Resignation of All Other Positions. Effective as of the Transition Commencement Date, Executive automatically and without the necessity of further action is hereby deemed to have resigned from all positions that Executive holds as an officer or member of the Board (or substantially similar governing body) of the Company and each of its affiliates.

6. Severance Plan Waiver. By accepting the employment offered under this Agreement, Executive explicitly acknowledges that Executive is not entitled to any rights or payments under the Severance Plan (including any predecessor plan thereto), and Executive hereby explicitly waives and releases any rights or payments related thereto. Executive shall only be entitled to the rights and payments set forth in this Agreement upon the Effective Date.

7. Restrictive Covenant Agreement. Executive acknowledges and agrees that the payments, benefits and consideration provided hereunder constitute ongoing consideration that is adequate and sufficient consideration to support the covenants set forth in the RCA, and Executive hereby agrees that Executive shall be subject to the covenants set forth in the RCA (including the post-employment covenants which shall commence after Executive’s employment under this Agreement ends) and such covenants shall be incorporated by reference into this Agreement.

8. Limited Waiver of Restrictive Covenants. If Executive remains employed through the Termination Date and makes good faith efforts to support the Company during Executive’s transition, and conditioned upon execution and non-revocation of the release attached hereto as Exhibit A (the “Release”), and the Transition Period is not terminated with Cause, the Company shall waive, as of the effective date of the Release, Executive’s compliance with the restrictive covenants set forth in Section 1.2.a of the RCA. The provisions of this limited waiver shall not be deemed to constitute a course of dealing by the Company and Executive, and shall not, nor be interpreted to, waive any other provision between the parties intended to restrict Executive’s conduct following the expiration or termination of the Transition Period. The remaining provisions of the RCA are intended to and shall survive the Termination Date and remain in full force and effect.

9. Company Property. Executive agrees to return all Company Group property that Executive reasonably knows to be in Executive’s possession or control no later than the Termination Date, or earlier if requested by the Company or any member of the Company Group, including without limitation, all Company Group log-ins and passwords. All records, files, lists, including computer generated lists, data, drawings, documents, equipment, data, and similar items relating to the Company Group’s business that Executive generated or received from the Company Group remain the Company Group’s sole and exclusive property. Executive represents that Executive has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company Group except for in the scope of Executive’s duties on behalf of the Company Group. Executive additionally represents that, following the Termination Date, Executive will not retain in Executive’s possession any such documents or other materials belonging to the Company Group.

10. Termination Date. Upon the Termination Date, Executive shall not be entitled to any further payments from the Company Group, nor shall the Company Group have any further liability or obligation to Executive, except for the payments referenced herein.

11. Release of Claims at Termination. Executive acknowledges that it is Executive’s intention and that of the Company to resolve any and all issues between them, including any possible issue that could arise between the Effective Date of this Agreement and the Termination Date.

12. Additional Limitations.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with any change in the ownership or effective control of the Company (or in the ownership of a substantial portion of the assets thereof) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (together, the “Parachute Provisions”), calculated in a manner consistent with the Parachute Provisions (any such payments, the “Compensatory Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, (or any successor provision) (the “Excise Tax”), then the Compensatory Payments shall be reduced so that the sum of all of the Compensatory Payments shall be one dollar ($1.00) less than the amount at which the Executive becomes subject to such Excise Tax; provided that such reduction shall occur only if, as a result of such reduction, Executive would receive a higher After Tax Amount (as defined below) than the Executive would receive if the Compensatory Payments were not subject to such reduction. In such event, the Compensatory Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Compensatory Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Compensatory Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-l, Q&A-24(b) or (c), and in accordance with Section 409A of the Code.

(b) The “After Tax Amount” means the amount of the Compensatory Payments less all U.S. federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Compensatory Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Compensatory Payments shall be made pursuant to Section 12(a) shall be made by an accounting or law firm selected by the Company having expertise with matters under the Parachute Provisions (the “Tax Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Tax Firm shall be binding upon the Company and the Executive.

13. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if the Company determines in accordance with its “specified employee” procedures (i) that on the date Executive’s termination of employment with the Company or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement constitute “deferred compensation” (as defined under Treasury Regulation 1.409A01(b)(1)), after giving effect to available exemptions under Section 409A of the Code; then such payments shall be delayed until the date that is six months after the date of Executive’s termination of employment with the Company, or, if earlier, the Executive’s death (the “Payment Delay Period”). Any payments delayed pursuant to this Section 13(a) shall be made in a lump sum on the first day of the seventh month following the Executive’s termination of employment or, if earlier, the Executive’s death.

(b) It is intended that this Agreement will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Furthermore, it is intended that to the extent the Agreement is not exempt from Section 409A of the Code, this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so as not to be part of this Agreement or in compliance with Section 409A of the Code so that all payments hereunder are either exempt or comply with Section 409A of the Code. Each installment of the payments provided for pursuant to this Agreement is intended to constitute a separate payment for purposes of applying Section 409A, any exemptions thereto and Treasury Regulation Section 1.409A-2(b)(2).

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service” and for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment,” or like terms shall mean the Executive’s “separation from service.” The determination of whether and when a “separation from service” has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, the such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(e) Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(f) For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion, and in accordance with Section 409A.

(g) The Company Group makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

14. Withholding. All payments made by the Company Group to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company Group under applicable law.

15. Clawback. Any amounts payable under the Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company Group providing for clawback or recovery of amounts that were paid to the Executive. The Company Group will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

16. Miscellaneous.

(a) Governing Law. This Agreement is to be governed by the laws of the State of Tennessee. Any action brought by either party hereto regarding this Agreement shall be brought and maintained in the federal or state courts sitting in Davidson County, Tennessee. Each party hereto waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(b) Successors and Assigns. The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto as provided herein. The Company may assign its rights and obligations under this Agreement to any Affiliate of the Company.

(c) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(d) Cost of Litigation. In the event either party must take legal action to enforce its rights under this Agreement, the prevailing party in any such action shall be entitled to an award of its costs of such an action, including the prevailing party’s reasonable attorney’s fees and expenses.

(e) Counsel. Executive has been given the opportunity to consult with legal counsel of Executive’s own choice before executing this Agreement.

(f) Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Accrued Amounts” shall mean (A) any unpaid Base Salary earned through the Termination Date in a cash lump sum within ten (10) days of the Termination Date, (B) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) at the times provided in the applicable plans under which the deferral was made, to the extent not paid as of the Termination Date, (C) reimbursement for any amounts due to the Executive pursuant to Section 4(b)(v) and Section 4(b)(vi) as of the Termination Date at such times as provided in the applicable reimbursement policies of the Company, (D) at such time as it would have been paid if the Transition Period had not been terminated, any cash incentive compensation earned as of the Termination Date in respect of the prior fiscal year which has not been paid as of the Termination Date, and (E) to the extent not theretofore paid or provided, any other accrued amounts or accrued benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company at the times provided under the applicable plan, program, policy, practice, contract or agreement of the Company.

(ii) “Affiliate” shall mean (A) any entity that, directly or indirectly, is controlled by the Company, (B) any entity in which the Company has a significant equity interest, (C) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securites Exchange Act of 1934, as amended from time to time, and (D) any entity in which the Company has at least twenty percent (20%) of the combined voting power of the entity’s outstanding voting securities.

(iii) “Cause” shall mean: (A) the death of the Executive; (B) the permanent disability of the Executive, which shall be defined as the inability of the Executive, as a result of physical or mental illness or incapacity, to substantially perform the Executive’s duties pursuant to this Agreement for a period of one hundred eighty (180) days during any twelve (12) month period; (C) the Executive’s conviction of a felony or of a crime involving dishonesty or moral turpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of assets or funds of any member of the Company Group; (D) willful or material wrongdoing by the Executive, including, but not limited to, acts of dishonesty or fraud, which could be expected to have a materially adverse effect, monetarily or otherwise, on the Company Group, individually or collectively, as determined by the Board; (E) material breach by the Executive of any fiduciary duty to the Company, its stockholders or any other member of the Company Group; (F) material violation of a policy or procedure of any member of the Company Group or any written agreement with any member of the Company Group, including but not limited to, the Company’s Code of Ethics; or (G) the Executive’s intentional violation of any applicable local, state or federal law or regulation affecting any member of the Company Group in any material respect, as determined by the Company and the Board. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth in subsections (E) or (F) above are able to be remedied or cured by the Executive in the sole discretion of the Board, Cause shall not be deemed to exist (and thus the Company may not terminate the Executive for Cause hereunder) unless the Executive fails to remedy or cure such event, action or breach within twenty (20) days after being given written notice by the Company of such event, action or breach; provided however that the Executive shall not be entitled to any subsequent cure period for any repeated event, action or breach.

(iv) “Subsidiary” shall mean any corporation or other entity in an unbroken chain of corporations or other entities beginning with the Company if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain.

(v) “Termination Date” shall mean the date of any early termination of the Agreement or expiration of the Transition Period.

17. Entire Agreement; Severability of Terms. This Agreement contains the complete, entire understanding of the parties concerning the subject matter hereof. In executing this Agreement, neither party relies on any term, condition, promise or representation other than those expressed in this Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Except as expressly set forth in this Agreement, nothing in this Agreement is intended to or shall limit, terminate or modify, in any manner, any continuing obligations that Executive has to the Company Group under any other agreement or policy. This Agreement may be amended or modified only by an agreement in writing. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability shall not affect any other provision of this Agreement, which shall continue and remain in full force and effect.

18. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

19. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be delivered personally, mailed by registered mail, return receipt requested, transmitted via email or delivered by overnight courier service and shall be deemed to have been given on the date of its delivery, if delivered in person or transmitted via email, and on the second (2nd) full business day following the date of the mailing, if mailed, to each of the parties thereto at the following respective addresses or such other address as may be specified in any notice delivered or mailed as above provided: (a) if to the Company: CoreCivic, Inc. 5501 Virginia Way, Suite 110 Brentwood, TN 37207, Attn: General Counsel, Email: Cole.Carter@corecivic.com; and (b) if to the Executive: his address and email address on record with the Company.

20. Survival. The obligations of the parties pursuant to Sections 5 through 21, as applicable, shall survive the termination of the Executive’s employment and any termination of this Agreement.

21. Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signatures page follows]

IN WITNESS WHEREOF, the parties have executed this Transition Agreement on the date first set forth above.

COMPANY:

CoreCivic, Inc.

By:	/s/ Cole Carter
Name:	Cole Carter
Title:	Chief Administrative Officer

EXECUTIVE:

/s/ Damon T. Hininger
Damon T. Hininger

Signature Page to Transition Agreement

EXHIBIT A

RELEASE

This Release (“Release”) is hereby entered into on the ___ day of _____, 202 , by and between Damon T. Hininger (“Executive”) and CoreCivic, Inc. (the “Company”).

WHEREAS, the Company and Executive have entered into that Transition Agreement dated as of August  , 2025 (the “Transition Agreement”) providing Executive, among other things, the Waived Restrictive Covenants (as defined below) conditioned on executing and delivering this Release; and

WHEREAS, the Company and Executive desire to ensure an amicable parting and to settle fully and finally any and all differences or claims that might have arisen out of Executive’s employment.

NOW, THEREFORE, it is hereby agreed that:

1. Consideration. In exchange for the general release of claims herein and other good and valuable consideration, the Company agrees to waive the restrictive covenants in Section 1.2.a of the RCA (the “Waived Restrictive Covenants”), in each case, subject to the rights and obligations of the parties contained in the Transition Agreement and this Release. Executive acknowledges that Executive would not be entitled to the Waived Restrictive Covenants but for Executive’s execution of this Release.

2. General Release of Claims. Executive, for himself, Executive’s agents, attorneys, heirs, administrators, executors, assignors, assignees, and anyone acting or claiming to act on Executive’s or their joint or several behalf, hereby waives, releases, and forever discharges the Company and its subsidiaries, business units, affiliates, parent companies (including Parent), predecessors, successors, and its respective officers, directors, employees, agents, and legal counsel (hereinafter referred to collectively as the “Released Parties”) from any and all claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in any way arise from, grow out of, or are related to events or circumstances prior to the date this Release is executed.

Executive acknowledges that this General Release includes, but is not limited to, all common law causes of action of whatever nature, all claims arising under federal, state or local law prohibiting employment discrimination and all claims growing out of any legal restrictions on the Company’s right to terminate its employees, including any breach of contract claims. This General Release also specifically encompasses all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Age Discrimination in Employment Act, the Employment Retirement Income Security Act, except as provided herein, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Tennessee Human Rights Act, Tennessee Disability Act, Tennessee Public Protection Act, as well as all federal and state executive orders including Executive Order 11246 and all claims under other applicable state and local codes, laws, regulations or ordinances concerning Executive’s employment. It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that notwithstanding the foregoing, this Section expressly does not include a release of any claims that cannot be released hereunder by law or of any claims to accrued or vested benefits under any welfare, pension or deferred income plan that was offered or sponsored by the Company and in which Executive was a participant. This General Release further specifically encompasses all claims related to compensation, benefits, incentive packages, severance (including under the Severance Plan), or any other form of compensation Executive may or may not have received during Executive’s employment, except as provided herein.

3. Covenant not to Sue. Executive hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Release. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Release. If Executive breaches this covenant not to sue, Executive hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that Executive will not persuade or instruct any person to file a suit, claim or complaint with any state or federal court or administrative agency against the Released Parties. Executive understands and agrees this Release does not limit or interfere with Executive’s right to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission with which Executive has the non-waivable right to file a charge or complaint (“Government Agencies”). Executive further understands and agrees that this Release does not limit or interfere with Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. In the event Executive files a charge or complaint with a Government Agency, or a Government Agency asserts a claim on Executive’s behalf, Executive agrees that Executive’s release of claims in this Release shall nevertheless bar Executive’s right (if any) to any monetary or other recovery (including reinstatement), except Executive does not waive: a) Executive’s right to receive a whistleblower award from a Government Agency for information provided to that Government Agency; b) any recovery to which Executive may be entitled pursuant to state workers’ compensation and unemployment insurance laws; or c) any other right where a waiver is expressly prohibited by law.

4. No Admission of Wrongdoing or Liability. Nothing contained in this Release shall constitute, or be construed as or is intended to be an admission or an acknowledgment by the Company of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

5. Confidentiality. Executive agrees to maintain confidentiality concerning the terms of this Release and will not reveal, or disseminate by publication this document or any matters pertaining to it to any other person, including but not limited to any past or present employee, officer or director of the Company or any media representative except as required by law or legal process, or as necessary to enforce this Release, or to the extent disclosed to a Government Agency. This confidentiality provision does not apply to communications between Executive and Executive’s spouse or legal and financial planners or tax preparers who are also bound by this confidentiality provision.

6. Disclosure. Executive acknowledges and warrants that Executive is not aware of, or that Executive has fully disclosed to Company, any matters for which Executive was responsible or which came to Executive’s attention as an employee of Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against Company.

7. Breach of Agreement. If either party brings a claim for breach of the terms of this Release, the prevailing party shall be entitled to its reasonable attorneys’ fees and expenses incurred in the prosecuting or defending such an action. This Release is to be governed by the laws of the State of Tennessee. Any action brought by the Company or Executive regarding this Release shall be brought and maintained in the federal and state courts sitting in Davidson County, Tennessee.

8. Binding Effect. This Release shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, employees, agents, legal counsel, heirs, successors and assigns.

9. Warranties/Representations. Executive hereby warrants and represents that:

A. Executive has carefully read and fully understands the comprehensive terms and conditions of this Release and the releases set forth herein, including the release of claims under the Age Discrimination in Employment Act and Older Worker Benefit Protection Act;

B. Executive is executing this Release knowingly and voluntarily, without any duress, coercion or undue influence by the Company, its representatives, or any other person;

C. Executive has been informed of Executive’s right to consult with legal counsel of Executive’s own choice before executing this Release;

D. The consideration recited above constitutes good and valuable consideration;

E. Executive understands and accepts the terms and conditions of this Release including, the consideration provided to him by the Company;

F. Executive is not waiving rights or claims that may arise after the date this Release is executed;

G. Except as specifically provided herein, Executive has been paid all compensation owed to him by the Company;

H. Executive has had the right to consider the terms of this Release for at least a full 21 days; and

I. Executive has the right to revoke this Release within seven (7) calendar days after signing it (the “Revocation Period”) by providing prior to the expiration of the Revocation Period, written notice of revocation by hand delivery or electronic mail to [Name, title, email address]. If Executive revokes this Release during the Revocation Period, the Release and all obligations hereunder become null and void in their entirety and the Company shall not be obligated to provide the Additional Consideration.

10. Restrictive Covenants; Continuing Obligations. Except as expressly set forth in this Release, nothing in this Release is intended to or shall limit, terminate or modify, in any manner, any continuing obligations that Executive has to the Company Group per the terms of any other agreement or policy. Specifically, Executive acknowledges and accepts that Executive has continuing obligations (including restrictive covenant obligations related to non-competition and non-solicitation) to the Company under the RCA.

11. Non-Disparagement. Executive will not disparage or defame, orally or in writing, the Company or its officers, directors, employees, successors or assigns. Notwithstanding the foregoing, nothing in this Agreement, including Sections 5 and 11, shall prohibit Executive from reporting violations of law to any Government Agency or providing truthful testimony in any legal matter.

12. Entire Agreement; Severability of Terms. This Release and the Transition Agreement contain the complete, entire understanding of the parties concerning the subject matter hereof. In executing this Release, neither party relies on any term, condition, promise or representation other than those expressed in this Release. This Release supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This Release may be amended or modified only by an agreement in writing. If any provision of this Release is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability shall not affect any other provision of this Release, which shall continue and remain in full force and effect.

13. Execution. Executive understands that Executive cannot execute this Release prior to the Termination Date.

14. Capitalized Terms. All capitalized terms not defined herein shall be defined as set forth in the Transition Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Release on the date first set forth above.

COMPANY:

CoreCivic, Inc.

By:
Name:
Title:

EXECUTIVE:

Damon T. Hininger